Exhibit 5.1

June 20, 2008

The LGL Group, Inc.
2525 Shader Rd.
Orlando, Florida 32804

Re:           Post-Effective Amendment No. 1 to Registration Statements on Form S-8

Ladies & Gentlemen:

We have acted as counsel to The LGL Group, Inc., a Delaware corporation (the “Company”), in connection with Post-Effective Amendment No. 1 to its Registration Statements on Form S-8 (Registration Nos. 333-130763 and 333-91192) (the “Registration Statements”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statements relate to the registration of an aggregate of 600,000 shares of the common stock, par value $0.01 per share (the “Shares”), of the Company issuable pursuant to the terms and in the manner set forth in the Company’s 2001 Equity Incentive Plan (the “Plan”).

We are familiar with the actions taken by the Company pursuant to that certain Agreement and Plan of Merger dated as of August 28, 2007 (the “Merger Agreement”) providing for the merger of The LGL Group, Inc., an Indiana corporation (“LGL Indiana”), with and into the Company, then a wholly-owned subsidiary of LGL Indiana, for the purpose of changing the state of incorporation of LGL Indiana.

In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Certificate of Incorporation and By-laws, each as amended to date, corporate proceedings of the Company, the Merger Agreement, the Registration Statements and such other documents as we have considered appropriate for purposes of this opinion.  We have also made such examination of law and have examined and relied upon such corporate documents, certificates, agreements, instruments and records, as we have deemed necessary for the purpose of expressing an opinion as set forth below.  In our examinations we have assumed the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals or copies, and the conformity of any copies to the originals.  As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

June 20, 2008

On the basis of the foregoing, we are of the opinion that the Shares reserved for issuance under the Plan have been duly authorized and, when issued pursuant to the terms and in the manner set forth in the Plan, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statements.  In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP

OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP